(i)(16)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

Edgar Correspondence

August 4, 2011

ING Series Fund, Inc.

7337 E. Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	ING Series Fund, Inc.

Post-Effective Amendment No. 142 to Registration Statement on Form N-1A,

File Nos. 33-41694, 811-06352 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to ING Series Fund, Inc., a Maryland corporation (the “Company”), we have been asked to render our opinion with respect to the issuance of (i) up to 100,000,000 of Class R shares of stock of the Company (the “Class R Shares”), par value $0.001 per share, representing interests in each of ING Global Target Payment Fund and ING Core Equity Research Fund (the “Class R Funds”), each a series of the Company and (ii) up to 100,000,000 of Class W shares of stock of the Company (the “Class W Shares”), par value $0.001 per share, representing interests in each of ING Capital Allocation Fund, ING Index Plus LargeCap Fund, ING Index Plus MidCap Fund and ING Index Plus SmallCap Fund (the “Class W Funds”), as more fully described in the prospectuses and statements of additional information contained in Post-Effective Amendment No. 142 to the Registration Statement. Class R Shares and Class W Shares are collectively referred to herein as the “Shares”.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a Certificate of the Secretary of the Company. In addition, we have assumed that the number of Shares issued and outstanding at any time shall not exceed 100,000,000 of Class R shares for each Class R Fund and will not exceed 100,000,000 of Class W shares for each Class W Fund. We also have assumed that the Shares will be issued in accordance with the prospectus and statement of additional information contained in the Registration Statement, as may be amended or supplemented from time to time, and the consideration per Share received by the Company in connection with the sale of Shares will be equal to the net asset value per Share determined in accordance with the requirements of the Investment Company Act of 1940, as amended, the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority), and in

ING Series Fund, Inc.

August 4, 2011

conformity with generally accepted accounting practices and principles, but shall not be less than the par value per Share.

The opinion expressed below is limited to the Maryland General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP